The Penn Insurance and Annuity Company

Insureds: WILLIAM PENN	$200,000 Specified Amount
HANNAH PENN	Level Death Benefit Option

Policy Number: 8888888	Policy Date: January 1, 2023
Date of Issue: January 1, 2023

The Penn Insurance and Annuity Company agrees, subject to the provisions of this Policy, to pay the Death Benefit to the Beneficiary of the last insured to die upon receipt of due proof of the death of both Insureds while this Policy is in force. The Penn Insurance and Annuity Company also agrees to provide all of the other benefits stated in this Policy.

This contract is made in consideration of the payment of premiums as provided in this Policy. The provisions on this and the following pages are part of this Policy.

Executed on the Date of Issue by The Penn Insurance and Annuity Company.

Ann-Marie Mason	Thomas H. Harris
Chief Legal Officer	President

THE DEATH BENEFIT AND DURATION OF COVERAGE MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE POLICY’S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT. THE POLICY VALUE IS NOT GUARANTEED.

FREE LOOK PERIOD - This Policy may be canceled by returning it within 10 days after it is received by the policy owner. If this Policy is a Replacement Policy it may be canceled by returning it within 30 days after it is received by the policy owner. In either situation, it must be returned to The Penn Insurance and Annuity Company or to the agent through whom it was purchased. This Policy will then be considered void as of its inception. The Net Policy Value, Premium Charge and the Monthly Deductions will be refunded. READ YOUR POLICY CAREFULLY. This Policy is a legal contract between the Owner and The Penn Insurance and Annuity Company.

Last Survivor Flexible Premium Variable Life Insurance Policy

•   Death Benefit payable on death of last Insured to die prior to the Maturity Date

•   Maturity Benefit payable on Maturity Date

•   Variable Policy Value

•   Flexible premiums payable until Maturity Date

•   Non-Participating

•   Supplemental riders, if any, listed in Section 1

The Penn Insurance and Annuity Company, Wilmington, DE | www.pennmutual.com | (800) 523-0650

Mailing Address: The Penn Insurance and Annuity Company, Philadelphia, PA 19172

ICC23-PI-SVFL

Guide to Policy Sections

1. Policy Specifications 2. Endorsements 3. Qualification as Life Insurance 4. Premiums 5. Lapse and Reinstatement 6. Basis of Computation of Values 7. Death and Maturity Benefits	8. Policy Loans 9. Surrender of Policy 10. Policy Changes 11. Owner and Beneficiary 12. General Provisions 13. Income Payment Options

Additional Policy Specifications, any supplemental riders and a copy of the application follow Section 13.

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1. Policy Specifications

Insureds: A. WILLIAM PENN	Important Dates
B. HANNAH PENN	Policy Date: January 1, 2023
Date of Issue: January 1, 2023
Policy Number: 8888888	Maturity Date: January 1, 2109 *
Specified Amount: $200,000.00
Your State Insurance Department contact:

Age: A. 35	Pennsylvania Department of Insurance
B. 35	1326 Strawberry Square
Sex: A. Male	Harrisburg, PA 17120
B. Female	(717) 787-2317
Rate Class: A. Standard Non-Tobacco
B. Standard Non-Tobacco

Life Insurance Qualification Test: Cash Value

Accumulation

Death Benefit Option: Level

Issue State: PA

*

This Policy may not mature even if planned premiums are paid due to the fact that the current cost of insurance and interest rates are not guaranteed, Policy Values may increase or decrease in accordance with the investment performance of the funds in the Separate Account, the current expense loads of the funds in the Separate Account may change, policy loans and partial withdrawals may be taken, and there may be requested changes to the Specified Amount. Even if coverage does continue to the Maturity Date, there could be little or no Cash Surrender Value on the Maturity Date.

Surrender Charges

Policy Year	Surrender Charges
1	$2,475.42
2	$2,401.16
3	$2,351.65
4	$2,277.39
5	$2,104.11
6	$1,980.34
7	$1,807.06
8	$1,658.53
9	$1,510.01
10	$1,361.48

ICC23-PI-SVFL	Page 3.1

11	$1,237.71
12	$1,113.94
13	$940.66
14	$594.10
15	$247.54
16 and later	$0.00

Riders

The following riders are included on this Policy. “Additional Information” summarizes values for some riders - on other riders this column will be blank.

See rider pages for full details of each rider.

Rider Name	Additional Information
No-Lapse Guarantee	No-Lapse Guarantee	See Additional Policy
	Requirements:	Specifications

Premiums

Planned Initial Premium	$1,107.28
Planned Payment Frequency	Annual

Separate Account: PIA Variable Life Account I

Eligible investment funds are listed in the Additional Policy Specifications

Initial Premium Allocation

Account	% of Premium
Total Stock Market Index Portfolio	100%

Expense Charges

Maximum percent of premium charge	10%
Maximum monthly per policy expense charge in Year 1	$50.00
Maximum monthly per policy expense charge in Years 2 and later	$15.00
Maximum monthly expense charge per $1,000 of initial Specified Amount (for the first 240 months following the Policy Date)	$0.400
Maximum monthly Mortality and Expense Risk Asset Charge as percent of market value in the Separate Account	1.25%

ICC23-PI-SVFL	Page 3.2

Guaranteed Cost of Insurance Charges

The maximum Cost of Insurance Rates are based on:	2017 Commissioners’ Standard Ordinary Male/ Female, Smoker/ Nonsmoker Ultimate Mortality Table, Age Nearest Birthday

Interest Rates

Traditional Fixed Account Guaranteed Minimum Interest Rate	1% Annual Rate 0.08295% Monthly Rate

Short-Term Fixed Account Guaranteed Minimum Interest Rate	0.5% Annual Rate 0.04157% Monthly Rate

Death Benefit Discount Factor	1.0008295

Loan Value Percentage	95.00%

Policy Loan Account Rates	6% in all years

Maximum Net Cost of the Loan	1% policy years 1-10 0.50% policy years 11 and after

Minimums

Minimum Premium Payment	$25.00
Minimum Allocation to the Dollar Cost Averaging Account	$600.00
Minimum Transfer from the Dollar Cost Averaging Account	$25.00
Minimum Allocation Amount	$25.00
Minimum Transfer Amount	$25.00
Minimum Specified Amount	$200,000.00
Minimum Specified Amount Change	$10,000.00
Minimum Partial Withdrawal	$250.00
Minimum Loan Amount	$250.00
Minimum Amount to Apply for Income Payment Option	$5,000.00
Minimum Income Payment	$50.00
Minimum Total of Income Option 3 Payments	$75.00

ICC23-PI-SVFL	Page 3.3

Fees

Separate Account Transfer charge	$10.00
Partial Withdrawal processing fee percentage	2%
Partial Withdrawal processing fee dollar amount	$25.00
Maximum Fee for Projection of Benefits and Values	$25.00

Guaranteed Income Payment Rates

The interest rate used to compute the Guaranteed Income Payment Rates of this Policy is 1.0%.

The mortality table used to compute the Guaranteed Income Payment Rates of this Policy is the 2012 Individual Annuity Reserve table.

Important Notices

The Owner and Beneficiary are as provided in the application or as amended.

Your annual statement will include important notices on when Your Policy may lapse based on interest rates, expenses, cost of insurance rates and premium payments.

Insurance will terminate if the premiums paid and the interest credited are insufficient to cover the Monthly Deductions, except as provided in Section 4.

Section 7702A of the Internal Revenue Code of 1986 establishes a class of life insurance contracts designated as “Modified Endowment Contract.” The rules relating to whether a policy will be treated as a Modified Endowment Contract are extremely complex. Please consult a qualified tax advisor regarding your own personal situation.

ICC23-PI-SVFL	Page 3.4

2. Endorsements

This Policy has been issued without endorsements.

ICC23-PI-SVFL	Page 4

In this Policy, “We”, “Us”, or “Our” means The Penn Insurance and Annuity Company; “You” and “Your” means the Owner of the Policy; and “Insured” means a person whose life is covered under the Policy.

3. Qualification as Life Insurance

The life insurance qualification test for this Policy will be the Cash Value Accumulation Test unless otherwise elected in the application. The Life Insurance Qualification Test for this Policy is shown in Section 1. The test may not be changed at any time after the Policy is issued.

We may limit premium payments as necessary in order to qualify the Policy as a life insurance contract under Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor thereto (Section 7702). No payment will be returned or refused if it is necessary to continue coverage, but the premium allotted to the Policy may be reduced and the balance returned.

Cash Value Accumulation Test – Under this test, a minimum margin must exist between the Death Benefit and the Policy Value in order to qualify the Policy as a life insurance contract under Section 7702. The Basic Death Benefit will be adjusted accordingly with factors shown in the Table of Death Benefit Factors to satisfy the requirements of this test. See the Death and Maturity Benefits Section for further details.

Guideline Premium Test – Under this test, the amount of premium that can be paid in a policy year may not exceed the Maximum Premium Limit. The limit for a policy year is the largest amount of premium which can be paid in that policy year such that the sum of the premiums paid will not at any time exceed the guideline premium limitation. The limitation is referred to in Section 7702. The Maximum Premium Limit for the following policy year will be shown on the Annual Report. In addition, a minimum margin must exist between the Death Benefit and the Policy Value. The margin is defined in Section 7702 and is based on the attained age of the younger Insured. The Basic Death Benefit will be adjusted accordingly with factors shown in the Table of Death Benefit Factors to satisfy the requirements of this test. See the Death and Maturity Benefits Section for further details.

4. Premiums

Payment of Premiums – The Planned Initial Premium is the amount You intend to pay and the Planned Payment Frequency is the frequency You intend to pay this amount. These are shown in Section 1. Premiums are payable while this Policy is in force until the Maturity Date. The first premium is due at the time Your Policy is delivered. Any due and unpaid Monthly Deductions between the Policy Date and the date We receive the first premium will be subtracted from the Policy Value when the first premium is received. Premiums after the first premium may be paid in any amount and at any interval subject to the following conditions

(a)	No premium payment may be less than the minimum as shown in Section 1.

(b)

We require submission of evidence of insurability on subsequent premiums that cause an immediate increase in the difference between the Death Benefit and the Policy Value. The increase will be incontestable with respect to statements about the surviving Insured made in the evidence of insurability for that increase after the increase has been in force during the life of that Insured for two years from its effective date. Any application for such increase will be attached to and made a part of the Policy. See Incontestability provision for further details.

(c)

If the Guideline Premium Test is in effect, total premiums paid in any policy year may not exceed the Maximum Premium Limit for that policy year. If excessive premium is paid We are authorized to refund only the portion that is over the limit. No payment will be returned or refused if it is necessary to continue coverage, but the premium allotted to the Policy may be reduced as required and the balance returned.

ICC23-PI-SVFL	Page 5

Each premium after the first premium is payable at Our Home Office. A receipt signed by the President or the Secretary will be given on request. If a loan is outstanding, deposits not designated as loan repayment will be applied as premium payments.

Premium Charge – Each premium payment will be reduced by a percent of premium charge. The percent of premium charge will be set by the Company as described in the Determination of Nonguaranteed Factors provision. In no event will the percent of premium charge assessed on each premium paid be greater than that shown in Section 1.

Net Premium – Net premium is the amount of any premium payment reduced by the percent of premium charge.

Allocation Date – The later of the Policy Date or the date We receive the first premium at Our Home Office.

Allocation of Net Premiums – The initial net premium, and any additional premium paid before the Policy is issued, will be allocated based on the Initial Premium Allocation specified in Section 1. On the Allocation Date, the assets will be allocated to the subaccounts of the Separate Account, to the Short-Term Fixed Account, to the Traditional Fixed Account or to the Fixed Dollar Cost Averaging Account as directed by You in the application for this Policy. Subject to, and in accordance with, the provisions of this Policy, subsequent net premiums will be allocated as directed by You to the subaccounts of the Separate Account, the Short-Term Fixed Account, the Traditional Fixed Account and the Fixed Dollar Cost Averaging Account set forth in the Additional Policy Specifications. You may change the allocation of future premium payments at any time. Contact Us for information. Allocations must be in whole number percentages and must total 100% of premium.

Continuation of Insurance – If all premium payments cease, this Policy will continue, subject to the Grace Period provision, for as long as the values in this Policy are sufficient to keep it in force. The Policy will continue in accordance with the provisions of this Policy and any supplemental riders attached to this Policy.

Grace Period – If, on a Monthly Anniversary prior to the Maturity Date shown in Section 1 the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following policy month, a Grace Period of 61 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction for the Grace Period plus two additional months.

We will send notice of the amount of premium required to be paid during the Grace Period to keep this Policy in force to Your last known address and that of any assignee on record. The notice will be sent at least 30 days before the end of the 61-day Grace Period. This Policy will remain in force during the Grace Period.

5. Lapse and Reinstatement

Lapse – If a premium sufficient to keep this Policy in force is not paid during the Grace Period, this Policy will lapse at the end of the Grace Period. At lapse this Policy will terminate without value and cease to be in force.

Reinstatement – This Policy may be reinstated within five years after lapse. A reinstatement is subject to:

(a)	the submission of evidence of insurability, including but not limited to good health, where such evidence is satisfactory to Us for any Insured alive on the date of lapse;

(b)	the payment or reinstatement of any Policy Debt which existed at the end of the Grace Period; and

ICC23-PI-SVFL	Page 6

(c)

the payment of a premium sufficient to cover an amount to make the Net Cash Surrender Value positive on the date of reinstatement plus the Monthly Deductions for the two policy months following the reinstatement date.

The effective date of a reinstatement will be the date of Our approval of the application for reinstatement. Such application will be attached to and made a part of the reinstated Policy. Following reinstatement, the Policy Date continues to be the date shown in Section 1.

The Policy Value on the date of reinstatement is the sum of:

(a)	the Policy Value at the beginning of the Grace Period of lapse, including any Policy Debt;

(b)	interest on (a) at the Traditional Fixed Account Guaranteed Minimum Interest Rate per year until the date of reinstatement; and

(c)	the payment made upon reinstatement reduced by the percent of premium charge less the sum of:

(a)	the Monthly Deductions for the Grace Period;

(b)	interest on (a) at the Traditional Fixed Account Guaranteed Minimum Interest Rate per year until the date of reinstatement; and

(c)	the Monthly Deduction for the policy month following the date of reinstatement.

The Surrender Charge set forth in the Surrender of Policy Section will continue to apply to any surrender of this Policy following reinstatement. The Surrender Charge will be calculated based on the Policy Date and will include the period while the Policy was lapsed.

6. Basis of Computation of Values

Policy Value – On the Policy Date the Policy Value is the premiums paid on or before the Policy Date less the sum of:

(a)	the percent of premium charge; and

(b)	the Monthly Deduction for the first policy month.

On each Monthly Anniversary while this Policy is in force, the Policy Value is the sum of:

(a)	the current market value of each subaccount;

(b)	the value of the Short-Term Fixed Account;

(c)	the value of the Traditional Fixed Account;

(d)	the value of the Fixed Dollar Cost Averaging Account; and (e) the value of the Policy Loan Account.

On any date other than the Policy Date or a Monthly Anniversary, the Policy Value will be determined consistently with the above.

Monthly Deductions will be deducted on the Policy Date and each Monthly Anniversary from the values of the subaccounts of the Separate Account, Short-Term Fixed Account, and Traditional Fixed Account as directed by You. If the values in the directed subaccounts of the Separate Account, Short-Term Fixed Account, and Traditional Fixed Account are insufficient to cover the Monthly Deductions, or if no allocation is directed, Monthly Deductions will be deducted on the Policy Date and each Monthly Anniversary from the subaccounts of the Separate Account, Short-Term Fixed Account, and Traditional Fixed Account on a pro rata basis in proportion to the current market value of each subaccount and the value of the Short-Term Fixed Account and the Traditional Fixed Account. If there is not enough value in these accounts, deductions will be made from the Fixed Dollar Cost Averaging Account.

ICC23-PI-SVFL	Page 7

Separate Account – The Separate Account named in Section 1 was established by Us for this and other variable life insurance policies. The Separate Account is divided into subaccounts for the investment of assets in shares of the funds specified in the Additional Policy Specifications. Amounts allocated by Us to the Separate Accounts shall be owned by Us, the assets therein shall be the property of Us, and no insurer by reason of such accounts shall be or hold itself out to be a trustee. The assets in a Separate Account shall not be chargeable with liabilities arising out of any other business of Ours.

Income and realized and unrealized gains and losses from the assets held in each subaccount of the Separate Account are credited to or charged against the subaccounts without regard to the income, gains or losses in Our other investment accounts. Shares of a fund held in a subaccount are valued at current net asset value on each business day. Shares of a fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a fund will be reinvested in shares of that fund.

Substitution of Investment – If investment in a subaccount should no longer be possible or, in Our judgment, investment in a subaccount becomes inappropriate to the purposes of the Separate Account, be it for legal, regulatory, federal income tax reasons or for any other reason, or if in Our judgment, investment in another subaccount is in the interest of owners of this class of policies, We may substitute another subaccount or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future net premiums. We will obtain any necessary regulatory or other approvals prior to making such a change. We will endorse the Policy as required to reflect any withdrawal or substitutions. Substitute funds may have higher fund expenses than the funds replaced.

Operation of Separate Account – The Operation of the Separate Account, including the substitution of investments, will be subject to the approval of the Insurance Department of Our state of domicile. The approval process is on file with the Commissioner.

Variable Accumulation Values – At any valuation time, the current market value of a subaccount is determined by multiplying that subaccount’s accumulation unit value by the number of subaccount units held under this Policy.

The number of accumulation units related to an allocation is determined by dividing the amount allocated to the subaccount by the subaccount’s accumulation unit value for the date when the allocation is made.

The number of subaccount accumulation units will increase when:

(a)	net premiums are allocated to that subaccount;

(b)	amounts are transferred to that subaccount; and

(c)	policy loans are repaid and credited to that subaccount.

The number of subaccount accumulation units will decrease when:

(a)	a portion of the Monthly Deduction is deducted from that subaccount;

(b)	a policy loan is taken from that subaccount;

(c)	policy loan interest is not paid when due and the new loan is taken from that subaccount;

(d)	an amount is transferred, including any transfer charges, from that subaccount;

(e)	a partial withdrawal, including any charges, is taken from that subaccount; and

(f)	applicable Surrender Charges are taken from that subaccount.

ICC23-PI-SVFL	Page 8

Valuation Period – As used in this Policy, Valuation Period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which each underlying investment company determines the net asset value of its shares. For any valuation time where the New York Stock Exchange (NYSE) is not open for business, the net asset value will be determined at the close of business on the next day that the NYSE is open.

Value of Each Accumulation Unit – For each subaccount of the Separate Account, the value was set at $10 when the subaccount was established. The value may increase or decrease from one Valuation Period to the next. For any Valuation Period the value is:

The value of an Accumulation Unit for the prior Valuation Period multiplied by the Net Investment Factor for that subaccount for the current Valuation Period.

Net Investment Factor – As used in this Policy, Net Investment Factor is an index used to measure the investment performance of a subaccount from one Valuation Period to the next. For any subaccount, the Net Investment Factor for a Valuation Period is found by dividing (a) by (b), where:

(a)	is the sum of (i) and (ii), where:

(i)	The net asset value per share of the mutual fund held in the subaccount, as of the end of the Valuation Period; and

(ii)	The per-share amount of any dividend or capital gain distributions by the mutual fund if the “ex-dividend” date occurs in the Valuation Period.

(b)	is the net asset value per share of the mutual fund held in the subaccount as of the end of the prior Valuation Period.

Separate Account Transfers – Subject to, and in accordance with, the provisions of this Policy, at any time after the Allocation Date amounts may be transferred among the subaccounts of the Separate Account, the Short-Term Fixed Account, and the Traditional Fixed Account, provided that:

(a)

the transfer amount is greater than the minimum transfer amount shown in Section 1 or, if less, is the full amount held in the subaccount or the Short-Term Fixed Account or the Traditional Fixed Account;

(b)	for partial transfers, the amount remaining in a subaccount or the Short-Term Fixed Account or the Traditional Fixed Account must be at least the minimum allocation amount shown in Section 1; and

(c)

the first 12 transfers per policy year will be allowed free of charge; thereafter, a transfer charge, shown in Section 1, may be deducted from the amount transferred. Transfers made from the Fixed Dollar Cost Averaging Account are not subject to a transfer fee and will not be considered in the 12 transfers per policy year allowance.

Your right to make transfers under Your Policy is subject to modification if We determine in Our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policy owners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which We consider to be to the actual or potential disadvantage of other policy owners. Any modification may be applied to transfers to or from some or all of the subaccounts of the Separate Account, the Short-Term Fixed Account, and the Traditional Fixed Account and may include, but not be limited to:

(a)	restricting the dollar amount, the number of transfers made during a defined period, and the method used to submit transfers;

(b)	waiving or reducing any or all of the restrictions, uniformly to all members of the same class of policies, on transfers described in this Policy;

(c)	revoking any waiver or reduction, uniformly to all members of the same class of policies; and

(d)	terminating transfer privileges at any time.

ICC23-PI-SVFL	Page 9

The Fixed Account – The Fixed Account is comprised of four distinct accounts consisting of the Short-Term Fixed Account, the Traditional Fixed Account, the Policy Loan Account and the Fixed Dollar Cost Averaging Account. Amounts allocated or transferred to any of these accounts under this Policy become part of Our general account assets. Subject to applicable law and regulation, investment of general account assets is at Our sole discretion. The Short-Term and Traditional Fixed Accounts allow for investments outside of the Separate Account. The Short Term-Fixed Account has fewer restrictions on transfers than the Traditional Fixed Account and a lower guaranteed minimum interest rate. Each Fixed Account may have its own unique rate of interest credited. While We expect to credit a higher rate of interest to the Traditional Fixed Account than to the Short-Term Fixed Account, We do not guarantee to do so.

Short-Term Fixed Account – Amounts allocated or transferred to the Short-Term Fixed Account will be credited with interest. In no event will the rate of interest credited be less than the Short-Term Fixed Account Guaranteed Minimum Interest Rate listed in Section 1. The declared rate will apply from the date of allocation or transfer through the end of a twelve month period. The twelve month period begins on the first day of the calendar month in which the allocation or transfer is made. Thereafter, interest will be credited on such amount for successive twelve month periods at the rate then applicable to new allocations to the account.

We will determine the interest rates applicable for the Short-Term Fixed Account as described in the Determination of Nonguaranteed Factors provision. Any credited interest above the minimum guaranteed interest is nonforfeitable after crediting except indirectly due to Surrender Charges. Additional amounts, if any, will be credited no less frequently than annually.

Short-Term Fixed Account Value – On each Monthly Anniversary while this Policy is in force, the Short-Term Fixed Account Value is the sum of:

(a)	the value of the Short-Term Fixed Account on the previous Monthly Anniversary;

(b)	one month’s interest on (a);

(c)	any premium allocated to the Short-Term Fixed Account since the preceding Monthly Anniversary reduced by the applicable percent of premium charge;

(d)	any amount transferred into the Short-Term Fixed Account from one or more subaccounts or the Traditional Fixed Account since the preceding Monthly Anniversary;

(e)	interest on (c) from the date of receipt in the Home Office to the Monthly Anniversary;

(f)	interest on (d) from the date of transfer into the Short-Term Fixed Account to the Monthly Anniversary;

(g)	any loan repayments allocated to the Short-Term Fixed Account since the prior Monthly Anniversary; and

(h)	interest on (g) from the date of receipt in the Home Office to the Monthly Anniversary.

Less the sum of:

(a)	any partial withdrawal from the Short-Term Fixed Account since the preceding Monthly Anniversary;

(b)	any amount transferred out of the Short-Term Fixed Account into one or more subaccounts or the Traditional Fixed Account since the preceding Monthly Anniversary;

(c)	interest on (a) from the date of withdrawal to the Monthly Anniversary;

(d)	interest on (b) from the date of transfer out of the Short-Term Fixed Account to the Monthly Anniversary;

(e)	the applicable Monthly Deduction for the following policy month;

(f)	any policy loan, including loans from unpaid policy loan interest, taken from the Short-Term Fixed Account;

(g)	interest on (f) from the date of the loan or loan interest deduction to the Monthly Anniversary; and

(h)	any applicable Surrender Charge taken from the Short-Term Fixed Account.

ICC23-PI-SVFL	Page 10

On dates other than a Monthly Anniversary, the value of the Short-Term Fixed Account will be determined consistently with the above.

Short-Term Fixed Account Transfers – Subject to and in accordance with the provisions of this Policy, including the Transfers provision of the Separate Account Section, at any time after the Allocation Date, an amount held in the Short-Term Fixed Account may be transferred to one or more subaccounts or the Traditional Fixed Account.

We reserve the right, in Our sole discretion to add transfer restrictions on the Short-Term Fixed Account.

Traditional Fixed Account – Amounts allocated or transferred to the Traditional Fixed Account will be credited with interest. In no event will the rate of interest credited be less than the Traditional Fixed Account Guaranteed Minimum Interest Rate listed in Section 1. The declared rate will apply from the date of allocation or transfer through the end of a twelve month period. The twelve month period begins on the first day of the calendar month in which the allocation or transfer is made. Thereafter, interest will be credited on such amount for successive twelve month periods at the rate then applicable to new allocations to the account.

We will determine the interest rates applicable for the Traditional Fixed Account as described in the Determination of Nonguaranteed Factors provision. Any credited interest above the minimum guaranteed interest is nonforfeitable after crediting except indirectly due to Surrender Charges. Additional amounts, if any, will be credited no less frequently than annually.

Traditional Fixed Account Value – On each Monthly Anniversary while this Policy is in force, the Traditional Fixed Account Value is the sum of:

(a)	the value of the Traditional Fixed Account on the previous Monthly Anniversary;

(b)	one month’s interest on (a);

(c)	any premium allocated to the Traditional Fixed Account since the preceding Monthly Anniversary reduced by the applicable percent of premium charge;

(d)	any amount transferred into the Traditional Fixed Account from one or more subaccounts or the Short-Term Fixed Account since the preceding Monthly Anniversary;

(e)	interest on (c) from the date of receipt in the Home Office to the Monthly Anniversary;

(f)	interest on (d) from the date of transfer into the Traditional Fixed Account to the Monthly Anniversary;

(g)	any loan repayments allocated to the Traditional Fixed Account since the prior Monthly Anniversary; and

(h)	interest on (g) from the date of receipt in the Home Office to the Monthly Anniversary.

Less the sum of:

(a)	any partial withdrawal from the Traditional Fixed Account since the preceding Monthly Anniversary;

(b)	any amount transferred out of the Traditional Fixed Account into one or more subaccounts or the Short-Term Fixed Account since the preceding Monthly Anniversary;

(c)	interest on (a) from the date of withdrawal to the Monthly Anniversary;

(d)	interest on (b) from the date of transfer out of the Traditional Fixed Account to the Monthly Anniversary;

(e)	the applicable Monthly Deduction for the following policy month;

(f)	any policy loan including loans from unpaid policy loan interest taken from the Traditional Fixed Account;

(g)	interest on (f) from the date of the loan or loan interest deduction to the Monthly Anniversary; and

(h)	any applicable Surrender Charge taken from the Traditional Fixed Account.

ICC23-PI-SVFL	Page 11

On dates other than a Monthly Anniversary, the value of the Traditional Fixed Account will be determined consistently with the above.

Traditional Fixed Account Transfers – Subject to and in accordance with the provisions of this Policy, including the Transfers provision of the Separate Account Section and the Short-Term Fixed Accounts Section at any time after the Allocation Date, an amount held in the Traditional Fixed Account may be transferred to one or more subaccounts or the Short-Term Fixed Accounts subject to the following restrictions:

(a)	The sum of all transfers in a policy year cannot exceed the greatest of:

(i)	25% of the Traditional Fixed Account Value at the previous policy anniversary,

(ii)	$5,000, and

(iii)	the total amount transferred from the Traditional Fixed Account in the previous policy year. (b) The amount that may be transferred excludes any amount held in the Policy Loan Account.

We reserve the right, in Our sole discretion to add or waive the transfer restrictions on the Traditional Fixed Account. Please contact Us or Your agent to determine if a waiver is currently in effect.

Fixed Dollar Cost Averaging Account – Premium payments may be allocated to the Fixed Dollar Cost Averaging Account and have a fixed percentage transferred monthly from the account to the subaccounts of the Separate Account, as directed by You, to achieve dollar cost averaging. The available periods under the Fixed Dollar Cost Averaging Account are listed in the Additional Policy Specifications.

Amounts held in the Fixed Dollar Cost Averaging Account will be credited with interest. The declared interest rate will apply from the date of the allocation to the account through the end of the dollar cost averaging period. At the expiration of the period, We will declare a rate not less than the Traditional Fixed Account Guaranteed Minimum Interest Rate for a new period.

We will determine the interest rates applicable for the Fixed Dollar Cost Averaging Account as described in the Determination of Nonguaranteed Factors provision. Any credited interest above the minimum guaranteed interest is nonforfeitable after crediting except indirectly due to Surrender Charges. Additional amounts, if any, will be credited no less frequently than annually.

Premium payments may only be allocated to one of the Fixed Dollar Cost Averaging Accounts in conjunction with an election of the Dollar Cost Averaging program. Once a Fixed Dollar Cost Averaging Account option is selected, an additional Fixed Dollar Cost Averaging Account option cannot be selected.

You can request to terminate the Fixed Dollar Cost Averaging Account. The remaining balance will be transferred to the subaccounts of the Separate Account as directed by You. The minimum amount that can be allocated to the account is shown in Section 1. The minimum transfer amount from the Fixed Dollar Cost Averaging Account is shown in Section 1.

Monthly Deduction – The Monthly Deduction is the sum of:

(a)	the Cost of Insurance for the policy month;

(b)	the monthly per policy expense charge;

(c)	the monthly expense charge per $1000 of Specified Amount;

(d)	the Mortality and Expense Risk Asset charge (not applicable for The Fixed Account) applied to the value in the subaccounts as of the dates on which Monthly Deductions are deducted; and

(e)	the Monthly Deduction for the policy month for any benefits provided by a supplemental rider made a part of this Policy.

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Monthly Deductions will be deducted on the Policy Date and on each Monthly Anniversary as described in the Policy Value provision.

The Mortality and Expense Risk Asset charge will be deducted on the Policy Date and each Monthly Anniversary from the subaccounts on a pro rata basis in proportion to the current market value of each subaccount. This charge will not be deducted from the Fixed Accounts.

Net Amount at Risk – The Net Amount at Risk is equal to (a) divided by (b), minus (c), where:

(a)	is the Basic Death Benefit at the beginning of the policy month;

(b)	is the Death Benefit Discount Factor shown in Section 1; and

(c)	is the Policy Value at the beginning of the policy month before the Monthly Deduction.

Cost of Insurance – The Cost of Insurance is determined on a monthly basis. The total Cost of Insurance for a policy month is calculated as (a) multiplied by (b) where:

(a)	is the applicable Cost of Insurance Rate divided by 1,000; and

(b)	is the Net Amount at Risk.

Cost of Insurance Rate – The Cost of Insurance Rate is based on policy year and on the issue age, sex (if the Policy is issued on a sex distinct basis) and rate class of each Insured.

We will determine the Cost of Insurance Rate as described in the Determination of Nonguaranteed Factors provision. These rates will not exceed those shown in the Additional Policy Specifications. Such maximum rates are based on the mortality table shown in Section 1.

Expense Charges – The Expense Charges include the following:

(a)	the monthly per policy expense charge;

(b)	the monthly expense charge per $1000 of Specified Amount;

(c)	the Mortality and Expense Risk Asset Charge; and

(d)	the percent of premium charge.

The actual monthly per policy expense charge will be determined as described in the Determination of Nonguaranteed Factors provision. However, these actual expense charges will not exceed the maximum expense charges stated in Section 1.

The monthly expense charge per $1,000 of the initial Specified Amount is based on the policy year and on the issue age, sex (if the Policy is issued on sex distinct basis) and rate class of each Insured. We will determine the monthly expense charge per $1,000 as described in the Determination of Nonguaranteed Factors provision. These rates will not exceed those shown in Section 1.

The Mortality and Expense Risk Asset Charges do not apply to amounts in The Fixed Account.

Determination of Nonguaranteed Factors – We will determine Cost of Insurance Rates, Expense Charges, and Interest Rates based on expectations as to future mortality, investment, expense, taxes, and persistency experience.

We will not adjust such rates or charges as a means of recovering prior losses or as a means of distributing prior profits.

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Computation of Values - All Policy Values and benefits are equal to or greater than those required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. A detailed statement of the method of computing Policy Values has been filed with the Interstate Insurance Product Regulation Commission.

7. Death and Maturity Benefits

Basic Death Benefit - This Policy has a Level Death Benefit Option, as shown in Section 1. The Basic Death Benefit prior to the Maturity Date will be the greater of:

(a)	the Specified Amount; or

(b)	the Policy Value multiplied by an attained age factor based on the attained age of the younger Insured shown in the Table of Death Benefit Factors shown in the Additional Policy Specifications.

Amount of Death Benefit – The Death Benefit, payable at the death of the last Insured while this Policy is in force and before surrender, will be equal to the sum of:

(a)	the Basic Death Benefit on the date of death of the last Insured to die; and

(b)	any benefit provided by a supplemental rider attached to this Policy and payable because of the death of the last Insured to die.

less the sum of:

(a)	any Policy Debt on this Policy at the time of the death of the last Insured to die; and

(b)

if the death of the last Insured to die occurs during a Grace Period, the lesser of the past due Monthly Deductions until the date of death of the last Insured to die or the amount needed to meet the requirements of the No-Lapse Guarantee Rider (if attached to the Policy).

Suicide Exclusion - If the last Insured to die dies by suicide, while sane or insane, within two years from the Date of Issue, or any shorter period as may be required by applicable law in the state where the policy is delivered or issued for delivery, the Death Benefit will be limited to the premiums paid less any Policy Debt and any partial withdrawals.

The Suicide Exclusion provision for the amount of insurance converted from another life insurance policy will run from the Date of Issue of the original policy.

If the last Insured to die, dies by suicide, while sane or insane, within two years from the effective date of any reinstatement, or any shorter period as may be required by applicable law in the state where the policy is delivered or issued for delivery, the Death Benefit will be limited to the premiums paid less any Policy Debt and any partial withdrawals since the date of reinstatement.

Death Benefit Deposit Account – Death Benefit funds left on deposit from the date of death of the last Insured to die to the date of payment will be placed in this account.

Payment of Death Benefit – The Death Benefit will be paid upon receipt of due proof of death of both Insureds. Due proof of death of both Insureds will consist of a certified copy of the death certificate of each Insured, or other lawful evidence providing equivalent information, and proof of the claimant’s entitlement to the proceeds. The Death Benefit will be paid to the Beneficiary in one sum or, if elected, under an income payment option. We will pay interest from the date of death of the last Insured to die to the date of payment. The interest rate will be the rate in effect on the date of death of the last Insured to die for funds left on deposit in the Death Benefit Deposit Account.

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Interest shall accrue at the effective annual rate determined above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of Items (1), (2) and (3) to the date the claim is paid, where:

(1)	The date that We receive due proof of death of the last Insured to die;

(2)	The date We receive sufficient information to determine Our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

(3)

The date that legal impediments to payment of proceeds that depend on the action of other parties are resolved and sufficient evidence of the same is provided to Us. Legal impediments to payment include, but are not limited to:

(a)	the establishment of guardianships and conservatorships;

(b)	the appointment and qualification of trustees, executors and administrators; and

(c)	the submission of information required to satisfy state and federal reporting requirements.

For values in a Separate Account, We reserve the right to defer the determination and payment of any portion of the Death Benefit in excess of the Specified Amount for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Amount of Maturity Benefit - The Maturity Benefit payable if either Insured is living on the Maturity Date and if this Policy is then in force will be equal to the Net Policy Value on that date.

Payment of Maturity Benefit - The Maturity Benefit will be paid to You in one sum or, if elected, under an Income Payment Option, unless We receive a written request from You to extend the Maturity Date. If the Maturity Benefit is paid the Policy will terminate.

Option to Extend Maturity Date - Upon Your written request, this Policy will continue in force beyond the Maturity Date as shown in Section 1. The Basic Death Benefit under the Policy will continue beyond the Maturity Date without evidence of insurability. The Basic Death Benefit and the Policy Value will continue to be calculated as defined in the Policy. The attained age Death Benefit Factors will be equal to 1.00. The Monthly Deductions will be equal to zero. New partial withdrawals may not be made. New loans and loan repayments may be made. Policy Loans will continue to accrue interest and the Policy Loan Account will continue to operate as stated in the Policy Loans section. Amounts in the subaccounts of the Separate Account and the Short-Term Fixed Account will be moved to the Traditional Fixed Account.

Premium payments will not be accepted unless necessary to prevent lapse. All riders and benefits attached to the Policy, except the No-Lapse Guarantee Rider, if applicable, terminate as of the original Maturity Date, as shown in Section 1.

The Policy may not qualify as life insurance under federal tax law after the younger Insured reaches the Maturity Date. The Policy may be subject to adverse tax consequences and a tax advisor should be consulted before You choose to continue the Policy beyond the Maturity Date.

8. Policy Loans

Policy Loans - You may obtain a loan while this Policy is in force during the life of either Insured. The loan, plus any existing Policy Debt, may not be greater than the Loan Value of this Policy on the date of the loan. The minimum loan amount is shown in Section 1.

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We may defer making a loan, subject to the following:

(i)

for values in a Fixed Account, We reserve the right to defer the payment of any loan for up to six months from the date of the loan request, except for any loan made to pay premiums due on a Policy We issued;

(ii)

for values in a Separate Account, We reserve the right to defer the determination and payment of all benefits for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Loan Value - The Loan Value is equal to the Loan Value Percentage, as shown in Section 1, multiplied by the Cash Surrender Value.

Loan Interest - Loans will bear interest at the loan interest rates listed in Section 1.

Loan interest is due and payable at the end of each policy year. If the interest is not paid when due, it will be treated as a new loan and added to the existing loan. It will then bear interest at the rate of interest on loans.

Policy Loan Account - When a loan is taken, an amount equal to the amount of the loan will be withdrawn from the Policy Value. The amount will be placed in the Policy Loan Account. Loan interest due at the end of a policy year will first be withdrawn from any credited interest remaining in the Policy Loan Account. Otherwise the withdrawal will be made from the values of the subaccounts in the Separate Account, the Short-Term Fixed Account, and the Traditional Fixed Account on a pro-rata basis in proportion to the current value of each account. If there is not enough value in these accounts, the withdrawal will be made from the Fixed Dollar Cost Averaging Account.

Any repayment of Policy Debt or any remaining credited interest after withdrawing any interest due will be withdrawn from the Policy Loan Account and reallocated to the subaccounts of the Separate Account, the Short-Term Fixed Account, and the Traditional Fixed Account on a pro-rata basis in proportion to the current value of each account. Except for such repayment or withdrawal of credited interest, no transfers or partial withdrawals may be made from the Policy Loan Account.

The Policy Loan Account will be credited with interest. We will determine the rate of interest each year. In no event will the loan interest rate less the rate at which interest is credited be more than the Maximum Net Cost of the Loan shown in Section 1. In no event will the interest credited be less than the Traditional Fixed Account Guaranteed Minimum Interest Rate shown in Section 1.

Policy Debt – Policy Debt means outstanding loans on this Policy plus any loan interest due or accrued. Policy Debt may be repaid in full or in part at any time while this Policy is in force during the life of either Insured. This Policy is the only security for Policy Debt on it. If the Policy Debt is greater than the Cash Surrender Value, a notice of pending termination will be mailed to Your last known address and that of any assignee on record. If We are not paid the excess Policy Debt, this Policy will terminate 61 days after the notice is mailed.

9. Surrender of Policy

Surrender – You may surrender this Policy for its Net Cash Surrender Value by submitting a written request to Our Home Office. Surrender of this Policy is effective on the date We receive Your written request for surrender at Our Home Office, with all necessary documents and forms complete. The Net Cash Surrender Value may be taken in one sum or it may be left with Us under an income payment option. The annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Net Cash Surrender Value to purchase a single premium immediate annuity contract at purchase rates We offer at that time to the same class of annuitants. This Policy will terminate and cease to be in force when it is surrendered.

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We may defer making the payment of the Net Cash Surrender Value in one sum, subject to the following:

(i)

for values in a Fixed Account, We reserve the right to defer the payment of any Net Cash Surrender Value for up to six months from the date of the surrender request. If the payment is deferred for 30 working days or more, it will bear interest at the Traditional Fixed Account Guaranteed Minimum Interest Rate per year compounded annually while it is deferred;

(ii)

for values in a Separate Account, We reserve the right to defer the determination and payment of all benefits for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Net Cash Surrender Value – The Net Cash Surrender Value is the Net Policy Value decreased by any Surrender Charge.

Net Policy Value – The Net Policy Value is the Policy Value decreased by any Policy Debt on this Policy.

Cash Surrender Value – The Cash Surrender Value is the Policy Value decreased by any Surrender Charge.

Surrender Charge –The Surrender Charge for the initial Specified Amount is shown in the Table of Surrender Charges in Section 1, determined from the Policy Date.

A Surrender Charge will be deducted from the Policy Value upon a decrease in the Specified Amount in the first five policy years. The charge will be proportional to the amount that the Specified Amount decreased. The Surrender Charge will be deducted from the values of the subaccounts of the Separate Account, the Short-Term Fixed Account, and the Traditional Fixed Account on a pro-rata basis in proportion to the current value of each account. If there is not enough value in these accounts, deductions will be made from the Fixed Dollar Cost Averaging Account. There will be a proportional reduction in the Surrender Charge for the remaining Surrender Charges.

Surrender Charges will not be deducted for decreases that were caused by partial withdrawals.

Partial Withdrawal – You may make a partial withdrawal for a portion of the Net Cash Surrender Value by submitting a written request to Our Home Office. The partial withdrawal is effective on the date We receive Your written request for the partial withdrawal. The partial withdrawal may not be less than the Minimum Partial Withdrawal shown in Section 1. No more than twelve partial withdrawals may be made in any policy year. No partial withdrawal may be made which would reduce the Specified Amount to less than the Minimum Specified Amount shown in Section 1. A processing fee will be deducted from the available Net Cash Surrender Value and will be considered part of the partial withdrawal. The fee is a percentage of the amount withdrawn as shown in Section 1, not to exceed the dollar amount shown in Section 1.

Any partial withdrawal will reduce the Policy Value by the amount of the partial withdrawal. The Specified Amount will be reduced by the amount of the partial withdrawal that exceeds the difference between the Death Benefit and the Specified Amount.

Partial withdrawals will be deducted from the values of the subaccounts of the Separate Account, the Short-Term Fixed Account, and the Traditional Fixed Account as directed by You, provided that the minimum amount remaining in each account as a result of the allocation meets the minimum allocation amount shown in Section 1. If there is not enough value in these accounts, the partial withdrawal will be made from the Fixed Dollar Cost Averaging Account. If no allocation is directed, the partial withdrawal will be deducted from the accounts on a pro-rata basis in proportion to the current net asset value of each subaccount of the Separate Account, the value of the Short-Term Fixed Account, and the value of the Traditional Fixed Account.

ICC23-PI-SVFL	Page 17

The Surrender Charge will not be reduced as a result of a partial withdrawal.

We may defer making the payment of the amount of a Partial Withdrawal, subject to the following:

(i)

for values in a Fixed Account, We reserve the right to defer the payment of any Partial Withdrawal for up to six months from the date of the Partial Withdrawal request, except for any Partial Withdrawal made to pay premiums due on a Policy We issued. If the payment is deferred for 30 working days or more, it will bear interest at the Traditional Fixed Account Guaranteed Minimum Interest Rate per year compounded annually while it is deferred;

(ii)

for values in a Separate Account, We reserve the right to defer the determination and payment of all benefits for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Systematic Partial Withdrawal Program – The Systematic Partial Withdrawal Program is a program of periodic distribution of a portion of the Policy Value through policy loans and partial withdrawals. We reserve the right to discontinue such a program at any time. Contact Our Home Office for details of how this program works. A processing fee of the percentage of the amount withdrawn as shown in Section 1, but not more than the dollar amount shown in Section 1, will be made for each year the program is active. This program is only available after the first policy year.

10. Policy Changes

Right to Make Change – At any time while this Policy is in force after the first policy year, You may request changes as set forth in this section. The change will become effective on the Monthly Anniversary that coincides with or next follows Our receipt of the request. You may not make a change that would result in the Death Benefit under this Policy not being excludable from gross income due to not satisfying the requirements of Section 7702. In addition, each change is subject to the conditions stated. This Policy will be amended as the result of any such change.

Decrease in Specified Amount –Any decrease in the Specified Amount must be at least the Minimum Specified Amount Change shown in Section 1. The Specified Amount may not be decreased to less than the Minimum Specified Amount as shown in Section 1. No decrease in Specified Amount may be made in the first policy year.

A Surrender Charge will be deducted from the Policy Value upon a decrease in the Specified Amount in the first five policy years. This is described in the Surrender Charge provision.

Change in Rate Class – You may request a change in an Insured’s rate class after issue to any more favorable rate class that was available at the time of issue. Any change is subject to Our underwriting guidelines in effect at the time of the change, and submission of evidence of insurability, including but not limited to good health, where such evidence is satisfactory to Us. We will adjust future Monthly Deductions to reflect the new rate class.

Rider and/or Benefit Additions – If available, and subject to any underwriting guidelines and evidence of insurability requirements, You may submit a request that rider(s) and/or benefits be added to this Policy after the Policy Date.

ICC23-PI-SVFL	Page 18

11. Owner and Beneficiary

Owner – The Owner of this Policy is the person (or persons in the case of joint owners) designated as Owner in the application unless changed by a subsequent owner designation (including by assignment) or by death of an Owner. Upon the death of an Owner, the deceased Owner’s ownership interest passes to the designated contingent owner. If no contingent owner is designated, the deceased Owner’s ownership interest passes to the surviving joint owner (or joint owners, if more than one, in equal shares). If no joint owner, the deceased Owner’s ownership interest passes to his or her estate.

Subject to the terms of any assignment, while this Policy is in force before the death of the Insureds, the Owner may exercise all of the rights in it without the consent of any other person. In the case of joint owners, the consent of all joint owners who are alive is required.

Beneficiary – The Beneficiary of this Policy is as designated in the application unless changed by a subsequent beneficiary designation. If the Beneficiary dies before the death of the last Insured to die, and no contingent beneficiary is designated, then the Beneficiary or Beneficiaries will be the Owner or Owners (in equal shares).

Change of Owner or Beneficiary – You may transfer ownership or change the Beneficiary by filing a written designation at the Home Office. We will provide the necessary form. Unless You specify otherwise, the designation will take effect as of the date You signed the form, subject to any action We have taken prior to the time that the designation is received at the Home Office.

Assignment – You may assign this Policy while it is in force during the life of either Insured. Your rights, and the rights of any Beneficiary, will be subject to the rights of an assignee under the terms of an assignment. We will not be bound by any assignment until You provide a signed form, that We have either provided or find acceptable, and the form has been received at the Home Office. Unless You specify otherwise, the assignment will take effect as of the date You signed the form, subject to any action We have taken prior to the time that the assignment is received at the Home Office. We are not responsible for the effect or the validity of any assignment.

12. General Provisions

The Contract – This Policy, and all applications and any supplemental riders, endorsements, or amendments when attached to the Policy, constitute the entire contract. Only the President, a Vice President, the Secretary, or an Actuary who is an officer of the Company may, on Our behalf, modify this Policy or waive any of its conditions. No agent is authorized to modify this contract or to make any promise as to the future payment of interest.

At any time We may unilaterally make such changes in this Policy as are necessary:

(i)	to assure compliance at all times with the definition of life insurance prescribed by federal income tax law; or

(ii)	to make the Policy conform with any law or regulation issued by any government agency to which it is subject.

Any approved amendments or endorsements will be mailed to You any time such a change occurs. Other changes may, however, be accepted in writing or rejected by You, by returning the amendment to Us.

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This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the Policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission policy approval is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission policy approval.

Incontestability – This Policy and any rider or supplemental benefits attached to the Policy are incontestable with respect to the last Insured to die as to the truth of the representations contained in the application for insurance after they have been in force during the lifetime of that Insured for a period of two years from the Date of Issue, except for fraud in the procurement of the Policy, when permitted by applicable law. No statement will void this Policy or be used to contest a claim under it unless the statement is contained in the application. A copy of the application is attached to this Policy.

Any rider or supplemental benefits later attached to the Policy, Change in Rate Class, or reinstatement are incontestable with respect to the last Insured to die as to the truth of the representations contained in the application for the policy change or reinstatement after they have been in force during the lifetime of that Insured for a period of two years from the effective date of the policy change or reinstatement, except for fraud in the procurement of the policy change or reinstatement, when permitted by applicable law.

The Incontestability period for any amount of insurance converted from another life insurance policy will run from the Date of Issue of the original Policy.

Duration of Coverage – The duration of coverage under this Policy will depend on the following:

(a)	The amount, timing and frequency of premium payments;

(b)	changes in the Specified Amount or benefits;

(c)	the interest rates credited or investment return;

(d)	the cost of insurance rates charged;

(e)	the expense charges;

(f)	satisfaction of the requirements of the No-Lapse Guarantee Rider (if attached to the Policy);

(g)	surrenders; and

(h)	the amount and timing of any partial withdrawals or policy loans.

Non-Participating – This Policy will not participate in Our divisible surplus. No dividends will be payable.

Date of Issue – The Date of Issue shown in Section 1 is the date Your Policy is issued at Our Home Office.

Policy Date – The Policy Date shown in Section 1 is the date from which policy years, months and anniversaries are determined.

Monthly Anniversary – The Monthly Anniversary is the day in each calendar month that is the same day of the month as the Policy Date.

Age – The ages shown in Section 1 are the insurance ages of each Insured. This is the age of each Insured on the birthday nearest the Policy Date. Attained age means the insurance ages of the Insureds increased by the number of whole years and months after the Policy Date.

Misstatement of Age or Sex – If the age or the sex (if the Policy is issued on a sex distinct basis) of either Insured has been misstated, the Death Benefit under this Policy will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct ages and sexes (if the Policy is issued on a sex distinct basis). No adjustment in the Policy Value will be made. We will adjust future Monthly Deductions to reflect the corrected ages and sexes (if the Policy is issued on a sex-distinct basis). Any date shown in Section 1 that is based on incorrect ages may be changed to be consistent with the correct ages.

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Policy Payments – All payments made to or benefits paid by Us under this Policy are payable at the Home Office.

Annual Report – Each year You will be sent a report. The report shows current information as of a date not more than four months prior to the date of the mailing. The report will contain at least the following information:

(a)	The beginning and end dates of the current report period;

(b)	The Policy Value, if any, at the beginning of the current report period and at the end of the current report period;

(c)

The amounts that have been credited or debited to the Policy Value during the current report period; for example, premium payments, interest credits, cost of insurance charges, expense charges, withdrawal amounts, and cost of rider(s);

(d)	The current death benefit at the end of the current report period;

(e)	The cash surrender value, if any, at the end of the current report period;

(f)	The Loan Value and the amount of outstanding loans, if any, at the end of the current report period; and

(g)

If assuming guaranteed interest, mortality and expense charges, the cash surrender value will not keep the Policy in force until the end of the next reporting period unless further premiums are made, a notice to this effect will be included.

Projection of Benefits and Values – Upon request, We will provide a projection of illustrative future Death Benefits and Policy Values. The request for a projection must be made in writing by You. We may charge a fee for this service, after the first report per year is provided at no cost, not to exceed the maximum fee as shown in Section 1.

13. Income Payment Options

Election of Income Payment Option – An income payment option may be elected in place of a one sum payment of any amount payable upon the death of the last Insured to die, upon surrender, or upon maturity.

You may elect an income payment option or change a previous election while this Policy is in force before the death of the last Insured to die. If no election is in effect at the time of the death of the last Insured to die, the Beneficiary may elect an income payment option before any payment of the Death Benefit has been made and within one year of the date of death of the last Insured to die.

The amount applied under an income payment option must be at least the Minimum Amount to Apply for Income Payment Option shown in Section 1. No election may provide for income payments that are each less than the minimum income payment as shown in Section 1.

If any settlement option with a guaranteed period provides payments of the same amount at the same age for a different guarantee period, We will deem an election to have been made for the longer period.

The amount of income payment benefits at the time of their commencement will not be less than those that would be provided by the application of a one sum payment to purchase a single premium immediate annuity contract at purchase rates offered by the company at the time to the same class of annuitants.

Option 1 - Interest Income - We will credit interest to the amount applied, and the interest will be paid monthly, quarterly, semiannually or annually.

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Option 2 - Income for a Fixed Period - We will pay the amount applied, with interest, in equal monthly payments for a fixed period. The fixed period may not be greater than 30 years.

Option 3 - Income of a Specified Amount - We will make payments of a specified amount until the total amount applied, with interest, has been paid. The payments may be made monthly, quarterly, semiannually or annually. The final payment may be less than the specified amount. The total of the payments to be made each year must be at least the amount as shown in Section 1 for each $1,000 applied.

Option 4 - Life Income - We will pay equal monthly payments during the life of the option annuitant.

Option 5 - Life Income with Guaranteed Period - We will pay equal monthly payments for a stated guaranteed period and thereafter during the life of the option annuitant. The guaranteed period may be 5 years, 10 years or 20 years.

Option 6 - Life Income with Refund Period - We will pay equal monthly payments during the life of the option annuitant. If necessary, the payments will continue after the death of the option annuitant until the total of all payments made, including a smaller final payment, if required, equals the total amount applied.

Option 7 - Joint and Survivor Life Income - We will pay equal monthly payments during the joint life of two option annuitants and thereafter during the life of the survivor.

Income Amount – The income under Options 1 and 2 will be based on the interest rate shown in the Guaranteed Income Payment Rates section in Section 1, compounded annually. The unpaid balance of the amount applied under Option 3 will be credited with the interest rate shown in the Guaranteed Income Payment Rates section in Section 1, compounded annually.

The monthly income under Options 4, 5, 6 and 7 will be equal to the amount designated by You for an Income Option, applied to the selected Income Option, using the interest rate and mortality basis outlined in the Guaranteed Income Payment Rates section in Section 1. The Income Amount will be based upon the Income Option elected, each option annuitant’s age on their birthday nearest the date of the first payment, and sex (if the Policy is issued on sex distinct basis).

Guaranteed monthly income amounts are available upon request.

Income Period – The income period under an option will begin on the date of death of the last Insured to die or on the date of surrender. Income payments under Options 1 and 3 will be made at the end of the payment interval. Income payments under Options 2, 4, 5, 6 and 7 will be made at the beginning of the payment interval.

Option Annuitant – Option annuitant means a natural person on whose life the income payments under Options 4, 5, 6 and 7 are based.

We may require reasonable proof of the age and of the continued life of an option annuitant. If the age or the sex (if the Policy is issued on a sex distinct basis) of an option annuitant has been misstated, an appropriate adjustment will be made in the income payments.

Withdrawal Privilege – Unless the election states otherwise, the payee under an income payment option may:

(a)	before any income payment has been made, withdraw the amount applied under the option; or

(b)	withdraw the present value of the income payments to become due during any fixed, guaranteed or refund period; or

(c)	withdraw the balance held under Option 1 or 3 plus any accrued interest.

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There will be no right to withdraw the present value of the income payments falling due after the guaranteed or refund period under Options 5 and 6. However, if the present value of income payments due during the guaranteed or refund period has been withdrawn, and the payee is alive at the end of the guaranteed period or refund period, income payments will resume until the option annuitant’s death. There will be no right to withdraw the present value of any income payments under Options 4 and 7.

We may defer the payment of the amount withdrawn for up to six months from the date of a withdrawal request.

Present Value – The present value of the income payments available under the Withdrawal Privilege will be based on the interest rate shown in the Guaranteed Income Payment Rates section in Section 1. However, if the income payments are based on the current purchase rates as described under the Election of Income Payment Option provision, the present value of the income payments available under the Withdrawal Privilege will be calculated using the interest basis of the single premium immediate annuity contract.

Death of Payee – Upon the death of the payee under an income payment option, We will pay the following to the payee’s executors or administrators unless stated otherwise in an election to which We consented:

(a)	the balance of the amount held under Option 1 or 3 plus any accrued interest; or

(b)	the present value of the income payments to become due during the fixed period under Option 2; or

(c)	if the option annuitant under Option 5 or 6 has died, the present value of the income payments, if any, to become due during the guaranteed or refund period; or

(d)

if any option annuitant under Option 4, 5, 6 or 7 is living, any income payments as they become due during the option annuitant’s life plus, upon the death of the option annuitant under Option 5 or 6, the present value of the income payments, if any, to become due during the guaranteed or refund period.

Assignment – Creditors - The amount applied under an income payment option and the payments under the option may not be assigned and, to the extent permitted by law, will not be available to anyone who has a claim against the payee.

ICC23-PI-SVFL	Page 23

Additional Policy Specifications

Subaccounts	Vanguard Variable Insurance Funds

The Vanguard Group, Inc.

Total Stock Market Index Portfolio

Conservative Allocation Portfolio

Total International Stock Market Index Portfolio

Mid-Cap Index Portfolio

Equity Index Portfolio

Total Bond Market Index Portfolio

Global Bond Index Portfolio

Moderate Allocation Portfolio

Eligible Fixed Interest Options
The Penn Insurance and Annuity Company General Account

Short-Term Fixed Account

Traditional Fixed Account

Fixed Dollar Cost Averaging Account - 12 Months

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 24
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Guaranteed Maximum Monthly Cost of Insurance Rates Per $1,000

Policy Year	Base Policy
1.0001
2.0002
3.0004
4.0006
5.0009
6.0011
7.0014
8.0017
9.0021
10.0024
11.0028
12.0032
13.0037
14.0043
15.0049
16.0057
17.0067
18.0081
19.0098
20.0118
21.0141
22.0167
23.0195
24.0227
25.0264
26.0309
27.0366
28.0437
29.0523
30.0628
31.0752
32.0897
33.1069
34.1273
35.1519
36.1821
37.2199
38.2675

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 25
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Guaranteed Maximum Monthly Cost of Insurance Rates Per $1,000

Policy Year	Base Policy
39.3267
40.4001
41.4903
42.5997
43.7333
44.8964
45	1.0988
46	1.3526
47	1.6665
48	2.0261
49	2.4543
50	2.9794
51	3.6938
52	4.4725
53	5.3902
54	6.4780
55	7.7138
56	9.0890
57	10.5651
58	12.1348
59	13.7831
60	15.4176
61	17.0716
62	19.0748
63	21.2442
64	23.5952
65	26.0935
66	28.7032
67	30.9508
68	33.1695
69	35.3239
70	37.3811
71	39.3065
72	41.0671
73	43.4240
74	45.9178
75	48.5598

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 26
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Guaranteed Maximum Monthly Cost of Insurance Rates Per $1,000

Policy Year	Base Policy
76	51.3605
77	54.3306
78	57.4816
79	60.8263
80	64.3774
81	68.1499
82	72.1579
83	76.4188
84	80.9518
85	83.3333
86	83.3333

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 27
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Death Benefit Factors

Attained Age of the younger Insured	Factor
35	2.9779
36	2.9195
37	2.8623
38	2.8062
39	2.7512
40	2.6973
41	2.6444
42	2.5927
43	2.5419
44	2.4922
45	2.4434
46	2.3956
47	2.3488
48	2.3028
49	2.2578
50	2.2137
51	2.1705
52	2.1281
53	2.0866
54	2.0460
55	2.0061
56	1.9671
57	1.9289
58	1.8915
59	1.8549
60	1.8190
61	1.7838
62	1.7495
63	1.7158
64	1.6829
65	1.6507
66	1.6193
67	1.5886
68	1.5586
69	1.5293
70	1.5007
71	1.4728

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 28
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Death Benefit Factors

Attained Age of the younger Insured	Factor
72	1.4457
73	1.4193
74	1.3937
75	1.3689
76	1.3449
77	1.3217
78	1.2993
79	1.2778
80	1.2572
81	1.2375
82	1.2187
83	1.2009
84	1.1841
85	1.1682
86	1.1535
87	1.1398
88	1.1271
89	1.1154
90	1.1047
91	1.0949
92	1.0857
93	1.0770
94	1.0686
95	1.0602
96	1.0512
97	1.0416
98	1.0305
99	1.0172
100	1.0172
101	1.0172
102	1.0172
103	1.0172
104	1.0172
105	1.0172
106	1.0172
107	1.0172
108	1.0172
109	1.0172

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 29
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Death Benefit Factors

Attained Age of the younger Insured	Factor
110	1.0172
111	1.0172
112	1.0172
113	1.0172
114	1.0172
115	1.0172
116	1.0172
117	1.0172
118	1.0172
119	1.0172
120	1.0172

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 30
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Percent of Premium Charge

Policy Year	No-Lapse Percent of Premium Charge
1	10%
2	10%
3	10%
4	10%
5	10%
6	7%
7	7%
8	7%
9	7%
10	7%
11	3%
12	3%
13	3%
14	3%
15	3%
16	3%
17	3%
18	3%
19	3%
20	3%
21	3%
22	3%
23	3%
24	3%
25	3%
26	3%
27	3%
28	3%
29	3%
30	3%
31	3%
32	3%
33	3%
34	3%
35	3%
36	3%
37	3%
38	3%
39	3%
40	3%
41	3%
42	3%

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 31
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Percent of Premium Charge

Policy Year	No-Lapse Percent of Premium Charge
43	3%
44	3%
45	3%
46	3%
47	3%
48	3%
49	3%
50	3%
51	3%
52	3%
53	3%
54	3%
55	3%
56	3%
57	3%
58	3%
59	3%
60	3%
61	3%
62	3%
63	3%
64	3%
65	3%
66	3%
67	3%
68	3%
69	3%
70	3%
71	3%
72	3%
73	3%
74	3%
75	3%
76	3%
77	3%
78	3%
79	3%
80	3%
81	3%
82	3%
83	3%
84	3%

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 32
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Percent of Premium Charge

Policy Year	No-Lapse Percent of Premium Charge
85	3%
86	3%

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 33
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Monthly No-Lapse Cost of Insurance Rates Per $1,000

Policy Year	Base Policy
1	0.0000
2	0.0000
3	0.0001
4	0.0001
5	0.0001
6	0.0001
7	0.0001
8	0.0002
9	0.0002
10	0.0002
11	0.0003
12	0.0003
13	0.0004
14	0.0005
15	0.0006
16	0.0006
17	0.0008
18	0.0009
19	0.0010
20	0.0013
21	0.0015
22	0.0018
23	0.0021
24	0.0024
25	0.0026
26	0.0029
27	0.0033
28	0.0038
29	0.0045
30	0.0052
31	0.0060
32	0.0069
33	0.0080
34	0.0091
35	0.0105
36	0.0123
37	0.0146
38	0.0175
39	0.0211
40	0.0256
41	0.0312
42	0.0378
43	0.0458
44	0.0556
45	0.0680
46	0.0841

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 34
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Monthly No-Lapse Cost of Insurance Rates Per $1,000

Policy Year	Base Policy
47	0.1044
48	0.1270
49	0.1543
50	0.1894
51	0.2428
52	0.2997
53	0.3697
54	0.4572
55	0.5601
56	0.2035
57	0.2424
58	0.2846
59	0.3296
60	0.3734
61	0.4165
62	0.4752
63	0.5411
64	0.6152
65	0.6959
66	0.7813
67	0.8499
68	0.9157
69	0.9765
70	1.0301
71	1.0743
72	1.1074
73	1.1702
74	1.2365
75	1.3066
76	1.3807
77	1.4589
78	1.5416
79	1.6290
80	1.7213
81	1.8189
82	1.9219
83	2.0309
84	2.1460
85	2.2676
86	2.5000

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 35
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Monthly Expense Charges Per $1,000 of Specified Amount

Policy Year	Base Policy
1	0.3574
2	0.3574
3	0.3574
4	0.3574
5	0.3574
6	0.3574
7	0.3574
8	0.3574
9	0.3574
10	0.3574
11	0.3574
12	0.3574
13	0.3574
14	0.3574
15	0.3574
16	0.3574
17	0.3574
18	0.3574
19	0.3574
20	0.3574
21	0.3574
22	0.3574
23	0.3574
24	0.3574
25	0.3574
26	0.3574
27	0.3574
28	0.3574
29	0.3574
30	0.3574
31	0.3574
32	0.3574
33	0.3574
34	0.3574
35	0.3574
36	0.3574

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 36
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Monthly Expense Charges Per $1,000 of Specified Amount

Policy Year	Base Policy
37	0.3574
38	0.3574
39	0.3574
40	0.3574
41	0.3574
42	0.3574
43	0.3574
44	0.3574
45	0.3574
46	0.3574
47	0.3574
48	0.3574
49	0.3574
50	0.3574
51	0.3574
52	0.3574
53	0.3574
54	0.3574
55	0.3574
56	0.3574
57	0.3574
58	0.3574
59	0.3574
60	0.3574
61	0.3574
62	0.3574
63	0.3574
64	0.3574
65	0.3574
66	0.3574
67	0.3574
68	0.3574
69	0.3574
70	0.3574
71	0.3574
72	0.3574

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 37
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Monthly Expense Charges Per $1,000 of Specified Amount

Policy Year	Base Policy
73	0.3574
74	0.3574
75	0.3574
76	0.3574
77	0.3574
78	0.3574
79	0.3574
80	0.3574
81	0.3574
82	0.3574
83	0.3574
84	0.3574
85	0.3574
86	0.3574

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 38
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Monthly No-Lapse Interest Rates for NLGA

NLGA No-Lapse Tier Growth Percentage:	6.00%

Tier	Policy Year 1	Policy Years After Year 1
Tier 1:	First $7,500.00	First $7,500.00 of NLGA increased by No-Lapse Tier Growth Percentage each year
Tier 2:	Next $500.00	Next $500.00 of NLGA increased by No-Lapse Tier Growth Percentage each year
Tier 3:	Next $500.00	Next $500.00 of NLGA increased by No-Lapse Tier Growth Percentage each year
Tier 4:	Remainder of NLGA	Remainder of NLGA

Policy Year	Tier 1 Monthly Interest Rate	Tier 2 Monthly Interest Rate	Tier 3 Monthly Interest Rate	Tier 4 Monthly Interest Rate
1	0.00000%	0.00000%	0.00000%	0.00000%
2	0.01700%	0.01700%	0.01700%	0.01700%
3	0.03300%	0.03300%	0.03300%	0.03300%
4	0.05000%	0.05000%	0.05000%	0.05000%
5	0.06600%	0.06600%	0.06600%	0.06600%
6	0.08300%	0.08300%	0.08300%	0.08300%
7	0.09900%	0.09900%	0.09900%	0.09900%
8	0.11600%	0.11600%	0.11600%	0.11600%
9	0.13200%	0.13200%	0.13200%	0.13200%
10	0.14900%	0.14900%	0.14900%	0.14900%
11	0.16500%	0.16500%	0.16500%	0.16500%
12	0.18200%	0.18200%	0.18200%	0.18200%
13	0.27900%	0.27900%	0.27900%	0.27900%
14	0.29500%	0.29500%	0.29500%	0.29500%
15	0.31100%	0.31100%	0.31100%	0.31100%
16	0.32700%	0.32700%	0.32700%	0.32700%
17	0.34300%	0.34300%	0.34300%	0.34300%
18	0.35900%	0.35900%	0.35900%	0.35900%
19	0.37500%	0.37500%	0.37500%	0.37500%
20	0.39100%	0.39100%	0.39100%	0.39100%
21	0.40700%	0.40700%	0.40700%	0.40700%
22	0.42300%	0.42300%	0.42300%	0.42300%
23	0.43900%	0.43900%	0.43900%	0.43900%
24	0.45500%	0.45500%	0.45500%	0.45500%
25	0.47100%	0.47100%	0.47100%	0.47100%
26	0.48700%	0.48700%	0.48700%	0.48700%
27	0.50300%	0.50300%	0.50300%	0.50300%

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 39
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Monthly No-Lapse Interest Rates for NLGA

Policy Year	Tier 1 Monthly Interest Rate	Tier 2 Monthly Interest Rate	Tier 3 Monthly Interest Rate	Tier 4 Monthly Interest Rate
28	0.51800%	0.51800%	0.51800%	0.51800%
29	0.53400%	0.53400%	0.53400%	0.53400%
30	0.55000%	0.55000%	0.55000%	0.55000%
31	0.56500%	0.56500%	0.56500%	0.56500%
32	0.58100%	0.58100%	0.58100%	0.58100%
33	0.59700%	0.59700%	0.59700%	0.59700%
34	0.61200%	0.61200%	0.61200%	0.61200%
35	0.62800%	0.62800%	0.62800%	0.62800%
36	0.64300%	0.64300%	0.64300%	0.64300%
37	0.65900%	0.65900%	0.65900%	0.65900%
38	0.67400%	0.67400%	0.67400%	0.67400%
39	0.68200%	0.68200%	0.68200%	0.68200%
40	0.68200%	0.68200%	0.68200%	0.68200%
41	0.68200%	0.68200%	0.68200%	0.68200%
42	0.68200%	0.68200%	0.68200%	0.68200%
43	0.68200%	0.68200%	0.68200%	0.68200%
44	0.68200%	0.68200%	0.68200%	0.68200%
45	0.68200%	0.68200%	0.68200%	0.68200%
46	0.68200%	0.68200%	0.68200%	0.68200%
47	0.68200%	0.68200%	0.68200%	0.68200%
48	0.68200%	0.68200%	0.68200%	0.68200%
49	0.68200%	0.68200%	0.68200%	0.68200%
50	0.68200%	0.68200%	0.68200%	0.68200%
51	0.68200%	0.68200%	0.68200%	0.68200%
52	0.68200%	0.68200%	0.68200%	0.68200%
53	0.68200%	0.68200%	0.68200%	0.68200%
54	0.68200%	0.68200%	0.68200%	0.68200%
55	0.68200%	0.68200%	0.68200%	0.68200%
56	0.68200%	0.68200%	0.68200%	0.68200%
57	0.75900%	0.75900%	0.75900%	0.75900%
58	0.75900%	0.75900%	0.75900%	0.75900%
59	0.75900%	0.75900%	0.75900%	0.75900%
60	0.75900%	0.75900%	0.75900%	0.75900%
61	0.75900%	0.75900%	0.75900%	0.75900%
62	0.75900%	0.75900%	0.75900%	0.75900%
63	0.75900%	0.75900%	0.75900%	0.75900%
64	0.75900%	0.75900%	0.75900%	0.75900%

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 40
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of Monthly No-Lapse Interest Rates for NLGA

Policy Year	Tier 1 Monthly Interest Rate	Tier 2 Monthly Interest Rate	Tier 3 Monthly Interest Rate	Tier 4 Monthly Interest Rate
65	0.75900%	0.75900%	0.75900%	0.75900%
66	0.75900%	0.75900%	0.75900%	0.75900%
67	0.75900%	0.75900%	0.75900%	0.75900%
68	0.75900%	0.75900%	0.75900%	0.75900%
69	0.75900%	0.75900%	0.75900%	0.75900%
70	0.75900%	0.75900%	0.75900%	0.75900%
71	0.75900%	0.75900%	0.75900%	0.75900%
72	0.75900%	0.75900%	0.75900%	0.75900%
73	0.75900%	0.75900%	0.75900%	0.75900%
74	0.75900%	0.75900%	0.75900%	0.75900%
75	0.75900%	0.75900%	0.75900%	0.75900%
76	0.75900%	0.75900%	0.75900%	0.75900%
77	0.75900%	0.75900%	0.75900%	0.75900%
78	0.75900%	0.75900%	0.75900%	0.75900%
79	0.75900%	0.75900%	0.75900%	0.75900%
80	0.75900%	0.75900%	0.75900%	0.75900%
81	0.75900%	0.75900%	0.75900%	0.75900%
82	0.75900%	0.75900%	0.75900%	0.75900%
83	0.75900%	0.75900%	0.75900%	0.75900%
84	0.75900%	0.75900%	0.75900%	0.75900%
85	0.75900%	0.75900%	0.75900%	0.75900%
86	0.75900%	0.75900%	0.75900%	0.75900%

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 41
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Monthly Per Policy Expense Charge

Policy Year	No-Lapse Monthly Per Policy Expense Charge
1	15.00
2	15.00
3	15.00
4	15.00
5	15.00
6	15.00
7	15.00
8	15.00
9	15.00
10	15.00
11	15.00
12	15.00
13	15.00
14	15.00
15	15.00
16	15.00
17	15.00
18	15.00
19	15.00
20	15.00
21	15.00
22	15.00
23	15.00
24	15.00
25	15.00
26	15.00
27	15.00
28	15.00
29	15.00
30	15.00
31	15.00
32	15.00
33	15.00
34	15.00
35	15.00

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 42
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Monthly Per Policy Expense Charge

Policy Year	No-Lapse Monthly Per Policy Expense Charge
36	15.00
37	15.00
38	15.00
39	15.00
40	15.00
41	15.00
42	15.00
43	15.00
44	15.00
45	15.00
46	15.00
47	15.00
48	15.00
49	15.00
50	15.00
51	15.00
52	15.00
53	15.00
54	15.00
55	15.00
56	15.00
57	15.00
58	15.00
59	15.00
60	15.00
61	15.00
62	15.00
63	15.00
64	15.00
65	15.00
66	15.00
67	15.00
68	15.00
69	15.00
70	15.00

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 43
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

Additional Policy Specifications

Table of No-Lapse Monthly Per Policy Expense Charge

Policy Year	No-Lapse Monthly Per Policy Expense Charge
71	15.00
72	15.00
73	15.00
74	15.00
75	15.00
76	15.00
77	15.00
78	15.00
79	15.00
80	15.00
81	15.00
82	15.00
83	15.00
84	15.00
85	15.00
86	15.00

Policy Number 8888888
Last Survivor Flexible Premium Variable Life Insurance Policy
ICC23-PI-SVFL	WILLIAM PENN	HANNAH PENN	Page 44
	Age 35 - Male - Standard Non-Tobacco	Age 35 - Female - Standard Non-Tobacco
$200,000.00 Specified Amount

To obtain any of the benefits under this Policy, write to The Penn Insurance and Annuity Company at its Home Office or to its nearest agent.

Please notify The Penn Insurance and Annuity Company promptly of any change in address.

The Penn Insurance and Annuity Company is a stock life insurance company. It is a wholly owned subsidiary of The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania.

Last Survivor Flexible Premium Variable Life Insurance Policy

•  Death Benefit payable on death of last Insured to die prior to the Maturity Date

•  Maturity Benefit payable on Maturity Date

•  Variable Policy Value

•  Flexible premiums payable until Maturity Date

•  Non-Participating

•  Supplemental riders, if any, listed in Section 1

The Penn Insurance and Annuity Company, Wilmington, DE | www.pennmutual.com | (800) 523-0650

Mailing Address: The Penn Insurance and Annuity Company, Philadelphia, PA 19172

ICC23-PI-SVFL